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                                                                    EXHIBIT 99.2

                           PRIME RESPONSE GROUP, INC.


                     1998 STOCK OPTION/STOCK ISSUANCE PLAN
                     -------------------------------------

                                  ARTICLE ONE

                               GENERAL PROVISIONS

                            I.  PURPOSE OF THE PLAN

This 1998 Stock Option/Stock Issuance Plan is intended to promote the interests of Prime Response Group, Inc., a Delaware corporation, by providing eligible persons in the Corporation's employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to continue in such employ or service.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

                          II.  STRUCTURE OF THE PLAN
A.   The Plan shall be divided into two (2) separate equity programs:

     1. the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, and

     2. the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary).

B. The provisions of Articles One and Four shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

                       III.  ADMINISTRATION OF THE PLAN

A. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option thereunder.

                               IV.  ELIGIBILITY
A.   The persons eligible to participate in the Plan are as follows:

              (i)    Employees,

              (ii) non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and

              (iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. The Plan Administrator shall have full authority to determine, (i) with respect to the grants under the Option Grant Program, which eligible persons are to receive the option grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, and
     (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive such stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares.

C. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

                        V.   STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,666,000 shares.

B. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the option exercise price or direct issue price paid per share, pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan.

C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Corporation's preferred stock into shares of Common Stock.

                                  ARTICLE TWO

                              OPTION GRANT PROGRAM

                               I.  OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by
                                                                    -----------
the Plan Administrator; provided, however, that each such document shall comply
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with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.   Exercise Price.

     1. The exercise price per share shall be fixed by the Plan Administrator in accordance with the following provisions:

         (i) The exercise price per share shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the option grant date.

         (ii) If the person to whom the option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date.

     2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the option, be payable in cash or check made payable to the Corporation. Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the exercise price may also be paid as follows:

         (i) in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

         (ii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.


B. Exercise And Term Of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.   EFFECT OF TERMINATION OF SERVICE.

         (i) The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

         (ii) Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

         (iii) Should Optionee's Service terminate by reason of Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

         (iv) If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance shall have a twelve (12)-month period following the date of the Optionee's death to exercise such option.

         (v) Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

         (vi) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable or in which the Optionee is not otherwise at that time vested.

         (vii) Should Optionee's Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to remain outstanding.

     2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

         (i) extend the period of time for which the option is to remain exercisable following Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

         (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the recordholder of the purchased shares.

E. Unvested Shares. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right. The Plan Administrator may not impose a vesting schedule upon any option grant or the shares of Common Stock subject to that option which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the option grant date. However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Corporation, non-employee Board members or independent consultants.

F. First Refusal Rights. Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Corporation shall have the right of first refusal with respect to any proposed disposition by the Optionee (or any successor in interest) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.

G. Limited Transferability of Options. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death.

H. Withholding. The Corporation's obligation to deliver shares of Common Stock upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

                            II.  INCENTIVE OPTIONS

     The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

A.   Eligibility.  Incentive Options may only be granted to Employees.

B. Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

D. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the option term shall not exceed five (5) years measured from the option grant date.

                          III.  CORPORATE TRANSACTION

A. The shares subject to each option outstanding under the Plan at the time of a Corporate Transaction shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, the shares subject to an outstanding option shall NOT vest on such an accelerated basis if and to the extent: (i) such option is assumed by the successor corporation (or parent thereof) in the Corporate Transaction and the Corporation's repurchase rights with respect to the unvested option shares are concurrently assigned to such successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

E. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of the Corporation's repurchase rights with respect to the shares subject to those options) upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed in the Corporate Transaction.

F. The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure such option so that the shares subject to that option will automatically vest on an accelerated basis should the Optionee's Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which the option is assumed and the repurchase rights applicable to those shares do not otherwise terminate. Any option so accelerated shall remain exercisable for the fully-vested option shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall accordingly vest at that time.

G. The portion of any Incentive Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

H. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                   IV.  CANCELLATION AND REGRANT OF OPTIONS

     The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date.

                                 ARTICLE THREE

                             STOCK ISSUANCE PROGRAM

                           I.  STOCK ISSUANCE TERMS

     Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

A.   Purchase Price.

     1. The purchase price per share shall be fixed by the Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than one hundred and ten percent (110%) of such Fair Market Value.

     2. Subject to the provisions of Section I of Article Four, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

         (i)    cash or check made payable to the Corporation, or

         (ii) past services rendered to the Corporation (or any Parent or Subsidiary).

B.   Vesting Provisions.

     1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives. However, the Plan Administrator may not impose a vesting schedule upon any stock issuance effected under the Stock Issuance Program which is more restrictive than twenty percent (20%) per year vesting, with initial vesting to occur not later than one (1) year after the issuance date. Such limitation shall not apply to any Common Stock issuances made to the officers of the Corporation, non-employee Board members or independent consultants.

     2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

     3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

     4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

     5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.

C. First Refusal Rights. Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Corporation shall have the right of first refusal with respect to any proposed disposition by the Participant (or any successor in interest) of any shares of Common Stock issued under the Stock Issuance Program. Such right of first refusal shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.

                          II.  CORPORATE TRANSACTION

A. Upon the occurrence of a Corporate Transaction, all outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation's repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant's Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those repurchase rights are assigned to the successor corporation (or parent thereof).

                          III.  SHARE ESCROW/LEGENDS

     Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

                                 ARTICLE FOUR

                                 MISCELLANEOUS

                                 I.  FINANCING

     The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares (less the par value of those shares) plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

                     II.  EFFECTIVE DATE AND TERM OF PLAN

A. The Plan shall become effective when adopted by the Board, but no option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation's stockholders. If such stockholder approval is not obtained within twelve
     (12) months after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B.   The Plan shall terminate upon the earliest of (i) the expiration of the ten
     (10)-year period measured from the date the Plan is adopted by the Board,
     (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. All options and unvested stock issuances outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

                          III.  AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

B. Options may be granted under the Option Grant Program and shares may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

                             IV.  USE OF PROCEEDS

     Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

                                V.  WITHHOLDING

     The Corporation's obligation to deliver shares of Common Stock upon the exercise of any options or upon the vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

                           VI.  REGULATORY APPROVALS

     The implementation of the Plan, the granting of any options under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any option or (ii) under the Stock Issuance Program shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

                     VII.  NO EMPLOYMENT OR SERVICE RIGHTS

     Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

                           VIII.  FINANCIAL REPORTS

     The Corporation shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless such individual is a key Employee whose duties in connection with the Corporation (or any Parent or Subsidiary) assure such individual access to equivalent information.

                                    APPENDIX
                                    --------

A.  The following definitions shall be in effect under the Plan:

B.  BOARD shall mean the Corporation's Board of Directors.

C.  CODE shall mean the Internal Revenue Code of 1986, as amended.

D. COMMITTEE shall mean a committee of two (2) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

E.  COMMON STOCK shall mean the Corporation's common stock.

F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

        (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

        (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

G.  CORPORATION shall mean Prime Response Group, Inc., a Delaware corporation.

H. DISABILITY shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

I. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

        (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

        (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

        (iii) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

L. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

M. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:
        (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

        (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance-based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual's consent.

N. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

O.  1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

P. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

Q. OPTION GRANT PROGRAM shall mean the option grant program in effect under the Plan.

R.  OPTIONEE shall mean any person to whom an option is granted under the Plan.

S. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T. PARTICIPANT shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

U. PLAN shall mean the Corporation's 1998 Stock Option/Stock Issuance Plan, as set forth in this document.

V. PLAN ADMINISTRATOR shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

W. SERVICE shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

X. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

Y. STOCK ISSUANCE AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

Z. STOCK ISSUANCE PROGRAM shall mean the stock issuance program in effect under the Plan.

AA. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

BB.  10% STOCKHOLDER shall mean the owner of stock (as determined under Code
     Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

                           PRIME RESPONSE GROUP, INC.

               ADDENDUM TO 1998 STOCK OPTION/STOCK ISSUANCE PLAN


1. The Purpose of the Addendum. The purpose of this Addendum is to amend the Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan (the "Plan") in such respects as are necessary to enable it to be treated for the purposes of taxation in the United Kingdom and in particular the Income and Corporation Taxes Act 1988, Sections 185 - 187 and Schedule 9 as an Approved Share Option Scheme in relation to the grant of any Option under the Plan or the exercise of any Option under the Plan by a person who is an subject to taxation in the United Kingdom.

2.  Definitions.

     2.1 Except where the context requires otherwise or as provided herein terms defined in the Plan shall bear the same meanings in the Addendum.

     2.2 Addendum shall mean this Addendum to the 1998 Stock Option/Stock Issuance Plan.

     Associated Company shall have the meaning as assigned to such term in
Section 416 of ICTA 1988.

     Eligible U.K. Employee shall mean any director of the Corporation who is required to devote to his duties not less than 25 hours per week (excluding meal breaks) or any employee (other than one who is a director) of the Corporation who is required under the terms of his employment to provide no less than an aggregate of 20 hours per week of service (excluding meal breaks), provided that the director or employee is not precluded by paragraph 8 of Schedule 9 from participating in the Plan as amended by the Addendum.

     ICTA 1988 shall mean The Income And Corporation Taxes Act 1988 (of the United Kingdom).

     Inland Revenue shall mean the Inland Revenue of the United Kingdom.

     Market Value per share of Common Stock as of any date shall be determined as follows:

                        (i) on any day when the Common Stock is not quoted on the New York Stock Exchange or the American Stock Exchange its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 (of the U.K.) and agreed for the purposes of the Plan with the Inland Revenue Shares Valuation Division on or before that day; on any day when the Common Stock is quoted on the New York Stock Exchange or the American Stock Exchange, its Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such Exchange or by the National Association of Securities Dealers for the last market trading day prior to that day as reported in The Wall Street Journal.

     Schedule 9 shall mean Schedule 9 ICTA 1988.

     Subsisting Option shall mean a U.K. Option which has neither lapsed nor been exercised.

     U.K. Option shall mean an Option granted to an Employee or Consultant which is an Option to acquire Common Stock which satisfies the conditions specified in paragraphs 10-14 inclusive of Schedule 9.

     2.3 Where the context admits the singular shall include the plural and vice versa and the masculine shall include the feminine.

     2.4 Any references in the Addendum to any enactment includes a reference to that enactment as from time to time modified, extended or re- enacted.

3.  General Limitations on Grants to Employees.

     3.1 In relation to all Employees and the grant of any U.K. Option to, or the exercise of any U.K. Option by, such a person, the provisions of the Plan shall be read and take effect subject to the terms of this Addendum.

     3.2 A U.K. Option shall only be capable of exercise in conformity with the provisions of this Addendum.

4.  Administration of the Plan.

     4.1 The powers conferred on the Plan Administrator by Section IV of Article Two of the Plan shall not apply in relation to a U.K. Option.

     4.2 None of the other powers conferred on the Plan Administrator by the Plan shall be exercisable so as to prejudice Inland Revenue approval of the Addendum under Schedule 9.

5.  Eligibility.

     5.1 Any U.K. Option granted to an Eligible U.K. Employee shall be limited and take effect so that the aggregate Market Value of the shares of Common Stock subject to that U.K. Option when aggregated with the Market Value of the shares of Common Stock subject to Subsisting Options shall not exceed (Pounds)30,000 sterling.

     5.2  For the purposes of Clause 5.1 above:

          5.2.1 U.K. Options shall include all U.K. Options granted pursuant to this Addendum and all options granted under any other scheme, approved under
Schedule 9, and established by the Corporation or any Associated Company, not being a savings related share option scheme.

          5.2.2 The Market Value of the shares of Common Stock shall be calculated as of the Grant Date or such earlier time as may have been agreed with the Inland Revenue.

          5.2.3 The Market Value of the shares of Common Stock at any time if quoted or determined in a currency other than Pounds Sterling shall be converted to sterling at the exchange rate in force at that time.

6. Term of Plan. The provisions of Section II of Article Four of the Plan shall apply save that no U.K. Option shall be granted prior to the date on which the Addendum is approved by the Board of Inland Revenue under Schedule 9.

7.  Option Exercise Price.

     7.1 Notwithstanding the provisions of Section I.A of Article Two of the Plan, the per share exercise price for the shares of Common Stock subject to a U.K. Option shall not be less than the Market Value of the shares on the date of grant.

     7.2 Notwithstanding clause (i) Section I.A.2 of Article Two and Section I of Article Four of the Plan, the exercise price of an option may not be paid in shares of Common Stock or through a promissory note.

8.  Exercise of U.K. Options.

     8.1 Subject to Section I.C of Article Two of the Plan any U.K. Option which has not lapsed may not be exercised before the third anniversary of the Grant Date.

     8.2 Any performance criteria to which exercise of any U.K. Option may be subject shall be of no effect until it is accepted by the Inland Revenue.

     8.3 No U.K. Option may be exercised by an individual at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the Plan as amended by the Addendum.

     8.4 No U.K. Option may be exercised at any time when the shares of Common Stock which may be thereby acquired do not satisfy the conditions specified in paragraphs 10-14 of Schedule 9.

     8.5 Shares of Common Stock shall be allotted and issued pursuant to a notice of exercise within 30 days of the date of exercise and a definitive stock certificate issued to the Optionee in respect thereof.

9.  Adjustments Upon Changes in Capitalization or Corporate Transaction.

     9.1 No adjustment to a U.K. Option made pursuant to Section V.C.C of Article One of the Plan shall:

          9.1.1 be made until it has prior approval of the Board of Inland Revenue;

          9.1.2 cause the aggregate amount payable on exercise of a U.K. Option in full to increase;

          9.1.3 cause the subscription price for a share of Common Stock to fall below its nominal value;

          9.1.4 result in the shares of Common Stock, which are the subject of a U.K. Option, ceasing to satisfy the conditions specified in paragraphs 10-14 inclusive of Schedule 9.

     9.2 The provisions of Section III of Article Two of the Plan shall not apply for the benefit of the Optionee of a U.K. Option so as to confer any new rights (within the meaning of paragraph 15 of Schedule 9) on the Optionee unless those new rights satisfy the conditions contained in the said paragraph 15 and are obtained by the Optionee within the appropriate period as also defined in the said paragraph 15.

10.  Amendment and Termination of the Plan.

     10.1 No amendment to the Plan as amended by the Addendum which in any way affects the grant or exercise of any U.K. Option or the rights of any Optionee in relation to a U.K. Option shall take effect until approved by the Board of Inland Revenue.

11. Exchange of Options. The exchange of an option granted under the Addendum under the provisions of Section III of Article Two of the Plan shall only take place in accordance with the provisions of Paragraph 15 of Schedule 9 to the Act.

12. Stock Issuance Program. Not stock shall be issued under this Addendum pursuant to Article Three of the Plan.

13. Effective Date. No U.K. options may be granted until such time as the Plan (including the Addendum) has been approved by the Board of Inland Revenue as an Approved Share Option Scheme.

                           PRIME RESPONSE GROUP INC.

            AMENDMENT NO. 1 TO 1998 STOCK OPTION/STOCK ISSUANCE PLAN

                              dated July 15, 1999

1. Purpose. The purpose of this Amendment is to amend the Prime Response Group Inc. 1998 Stock Option/Stock Issuance Plan (the "Plan") in such respects as are necessary to account for options presently issued and to be issued in excess of allowances under the Plan as currently written.

2. Stock Subject to the Plan. Section V.A. of the Plan is hereby amended by deleting that subsection in its entirety and replacing it with the following:

  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued or made available over the term of the Plan shall not exceed 2,514,300 shares, it being understood that (a) options to purchase (i) 848,300 shares were granted to and exercised by Peter Boni, (ii) 1,299,658 shares have been granted to certain employees of the Corporation and (iii) 366,342 shares remain available for future grant and (b) options to purchase, or grants of, the aggregate 1,666,000 shares referred to in the foregoing clauses (ii) and
  (iii) will be satisfied by the exercise by the Corporation of its option to purchase 1,666,000 shares from Nevin Prakash.

            AMENDMENT NO. 2 TO 1998 STOCK OPTION/STOCK ISSUANCE PLAN
                            OF PRIME RESPONSE, INC.
                 (FORMERLY KNOWN AS PRIME RESPONSE GROUP INC.)

      (to be effective after the .75-for-one reverse stock split declared by the Board of Directors on November 15, 1999)

   Article One Section V.A., as amended, of the 1998 Stock Option/Stock Issuance Plan (the "Plan") of Prime Response Group Inc. is hereby amended and restated in its entirety to provide as follows (all share numbers below reflect the reverse split described above):

   "The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued or made available over the term of the Plan shall not exceed 3,273,225 shares."

   Article One Section V of the Plan is further amended, such that a new section shall be added thereto, which shall read as follows:

   " D. Subject to adjustment as provided above, the maximum number of shares of Common Stock with respect to which (i) option grants made under the Option Grant Program, and (ii) stock issuances made under the Stock Issuance Program, may be granted to any person eligible to participate in the Plan shall be 1,000,000 per calendar year. The per-participant limit described in this Section V.D. shall be construed and applied consistently with 162(m) of the Code."

                       Adopted by the Board of Directors
                             as of January 19, 2000